Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

BY AND AMONG

GARNERO GROUP ACQUISITION COMPANY,

WISEKEY SA,

WISETRUST SA

AND

THOSE SHAREHOLDERS AND OPTIONHOLDERS OF WISEKEY SA

SET FORTH ON THE SIGNATURE PAGE ATTACHED HERETO

DATED AS OF OCTOBER 30, 2014

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made and entered into as of October 30, 2014, by and among Garnero Group Acquisition Company, a Cayman Islands company (“GGAC”), WISekey SA, a Swiss company (the “Company” and after the Closing, the “Surviving Corporation”), WISeTrust SA, a Swiss company (“WISeTrust”), each of the Persons listed under the caption “Shareholders” on Schedule 1.6(c) (each a “Shareholder”), and each of the Persons listed under the caption “Optionholders” on Schedule 1.6(c) (each an “Optionholder” and together with the Shareholders and WISeTrust, the “Sellers”). The term “Agreement” as used herein refers to this Share Purchase Agreement, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the GGAC Schedule, as defined in the preambles to Articles II and III hereof, respectively). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 10.2 hereof.

RECITALS

A. The Shareholders and WISeTrust collectively own an aggregate of 45,665,747 common shares (the “Existing Shares”), par value CHF 0.01 per share, of the Company (the “Company Common Shares”).

B. The Existing Shares include 2,947,235 Company Common Shares which the Company's board of directors has resolved to issue out of the Company's existing authorized share capital but which, as of the date hereof, have not yet been registered with the competent commercial register (“Unregistered Authorized Share Capital Increase”).

C. After the date hereof, the Company intends to engage in an offering of subscription rights (“Company Subscription Rights”) pursuant to which the Shareholders and WISeTrust may acquire up to an aggregate of an additional 4,821,703 Company Common Shares (such Company Common Shares, once issued, the “Additional Shares”).

D. The Optionholders collectively own an aggregate of 21,571,212 options and warrants exercisable or convertible, as the case may be, into Company Common Shares (the “Options”) giving a right to acquire 21,571,212 Company Common Shares (the Company Common Shares issued to the Optionholders upon exercise of the Options, the “Options Shares”).

E. In the aggregate, upon exchange of the Options into the Option Shares immediately prior to the Closing and without taking into account any Additional Shares, the Sellers will collectively own an aggregate of more than 66.67% of the issued Company Common Shares.

F. Upon the terms and subject to the conditions of this Agreement, the Sellers propose to sell to GGAC, and GGAC proposes to purchase from the Sellers, the Existing Shares, the Option Shares and any Additional Shares the Sellers may purchase (collectively the “Shares”).

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G. Simultaneously with the execution of this Agreement, GGAC, the Company and WISeTrust are entering into an asset purchase agreement (the “APA”) pursuant to which the Company and WISeTrust are selling, and GGAC is purchasing, certain assets and rights related to the business of the Company (the “US Rights”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.

THE PURCHASE

1.1. Purchase and Sale of the Shares.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (defined below), GGAC shall purchase from the Sellers, and the Sellers shall sell, assign, transfer and deliver to GGAC, the Shares (the “Purchase”), free and clear of any Liens. At the Closing, in consideration for the sale and transfer of the Existing Shares and Option Shares by the Sellers to GGAC, GGAC shall pay to the Sellers an aggregate of 10,035,970 ordinary shares, par value $0.0001 per share (“GGAC Ordinary Shares”), of GGAC, which number of GGAC Ordinary Shares may be adjusted pursuant to (i) of the following sentence (the “Purchase Consideration”). The Purchase Consideration represents an exchange ratio (as it may be adjusted pursuant to Section 1.8, the “Exchange Ratio”) of one GGAC Ordinary Share for each 6.6996 Shares; provided that (i) in the event a Seller’s pro rata portion of the Purchase Consideration results in a fractional number of GGAC Ordinary Shares, any fraction that is less than one half will be rounded down to the next whole number and any fraction that is one half or more will be rounded up to the next whole number and (ii) since the Purchase Consideration is fixed, the Exchange Ratio shall be adjusted to the extent Additional Shares are issued pursuant to the Company Subscription Rights, up to a maximum exchange ratio of 7.0347 if all Company Subscription Rights are exercised for Additional Shares.

(b) Certificates evidencing the Purchase Consideration shall bear customary transfer restrictions and shall note the restrictions and obligations set forth in Section 1.7 hereof.

(c) The Purchase Consideration shall be allocated and delivered to each Seller as provided in Schedule 1.1(c) of the Company Schedule.

(d) In the event that the number of GGAC Ordinary Shares representing the Purchase Consideration is adjusted pursuant to Section 1.1(a)(i) or (ii), the Company shall deliver to GGAC an updated Schedule 1.1(c) reflecting the adjusted allocation of the Purchase Consideration to each Seller at least three (3) business days before Closing.

1.2. Closing.

(a) The closing of the Purchase and the other transactions contemplated by this Agreement (“Closing”) shall take place at the offices of Graubard Miller, the Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, at 10:00 a.m., New York City time, not later than the third (3rd) business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by emailed PDF file.

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(b) At the Closing, GGAC shall deliver, or cause to be delivered, to the Sellers the following:

(i) the Purchase Consideration by issuance to GGAC’s transfer agent of irrevocable instructions to issue and deliver to the Sellers certificates representing GGAC Ordinary Shares in the respective amounts and in the names of the Sellers in Schedule 1.1(c) of the Company Schedule to the respective addresses of Sellers as indicated in such Schedule 1.1(c),

(ii) the GGAC Closing Certificate (as defined in Section 6.2(a) hereof),

(iii) the opinion of counsel to GGAC in the form of Exhibit A hereto,

(iv) all letters of acceptance and waiver declarations tendered to GGAC on or prior to the Closing by the Company’s shareholders in response to the Offer (as such term is defined in Section 5.2), and

(v) such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to the Sellers.

(c) At the Closing, the Company or the Sellers, as applicable, shall deliver or cause to be delivered to GGAC the following:

(i) as applicable, (A) share certificates, duly endorsed, (B), in the case of uncertificated non-intermediated Shares, an executed assignment declaration with respect to the transfer of the Shares to GGAC or (C), in the case of uncertificated intermediated Shares, transfer instructions to its depository bank with respect to the transfer of the Shares to GGAC, with (A) through (C) representing all of the Existing Shares and Option Shares,

(ii) the Company Closing Certificate (as defined in Section 6.3(a) hereof),

(iii) the opinion of counsel to the Company in the form of Exhibit B hereto,

(iv) a Lock-Up Agreement (as defined in Section 1.7 hereof) executed by each Seller,

(v) the Employment Agreements (as defined in Section 5.20 hereof) executed by each of Carlos Moriera, Peter Ward and Dourgam Kummer,

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(vi) the Escrow Agreement (as defined in Section 1.4 hereof) executed by the Representative (as defined in Section 1.5 hereof),

(vii) evidence of transfer of the US Rights to GGAC as may be required pursuant to the APA, and

(viii) such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to GGAC.

(d) At the Closing, the Company shall deliver or cause to be delivered to GGAC originals of all documents evidencing the corporate actions required under applicable law and the Company’s Charter Documents to:

(i) issue Common Company Shares to the Optionholders;

(ii) approve the transfer of the Shares from the Sellers to GGAC; and

(iii) the entry of GGAC in the share register of the Company as owner of, and shareholder with voting rights with respect to, the Shares.

1.3. Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement and the other documents to which it is a party.

1.4. Escrow. As the sole remedy for the indemnification obligations set forth in Article VII of this Agreement and Article VII of the APA, an aggregate of ten percent (10%) of the GGAC Ordinary Shares to be issued to the Sellers hereunder and thereunder (the “Escrow Shares”) shall be deposited in escrow, which shall be allocated among the Sellers in the same proportion as the number of GGAC Ordinary Shares being issued to them hereunder and thereunder, provided that in the event a Seller’s pro rata portion of the Escrow Shares results in a fractional number of GGAC Ordinary Shares, any fraction that is less than one half will be rounded down to the next whole number and any fraction that is one half or more will be rounded up to the next whole number, all in accordance with the terms and conditions of an escrow agreement to be entered into at the Closing between GGAC, the Representative and Continental Stock Transfer & Trust Company (“Continental”), as escrow agent (“Escrow Agent”), substantially in the form of Exhibit C hereto (the “Escrow Agreement”). On the date (the “Escrow Termination Date”) that is five business days after the day upon which GGAC is required to file its annual report pursuant to the Exchange Act (as hereinafter defined) for its 2015 fiscal year, the Escrow Agent shall release all of the Escrow Shares, less that number of Escrow Shares applied in satisfaction of, or reserved with respect to, indemnification claims made prior to such date, to the Sellers in accordance with each Seller’s pro rata share of the Purchase Consideration; provided that in no event shall the Escrow Termination Date be later than April 15, 2016. Any Escrow Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered to the Sellers promptly upon such resolution in accordance with each Seller’s pro rata share of the Purchase Consideration.

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1.5. Representative for Purposes of Escrow Agreement. The Sellers hereby appoint WISeTrust as their representative (the “Representative”) to take any and all actions and make any decisions required or permitted to be taken by such Sellers under this Agreement or the Escrow Agreement. The execution of this Agreement by a Seller shall be deemed acceptance by such party of the appointment of the Representative to act on such party’s behalf. Should the Representative resign or be unable to serve, a new Representative shall be selected by majority vote of the Sellers. The Representative shall not be liable to the Sellers for any liability, loss, damage, penalty, fine, cost or expense incurred without gross negligence by the Representative while acting in good faith and arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). From and after the Closing, a decision, act, consent or instruction of the Representative shall be final, binding and conclusive and not subject to challenge by any recipient. GGAC and the Company are hereby relieved from any liability to any Person for any acts done by Representative and any acts done by GGAC or the Company in accordance with any such decision, act, consent or instruction of the Representative. GGAC, the Company and each of their respective Affiliates shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Representative without independent investigation.

1.6. Seller Matters.

(a) By its execution of this Agreement, each Seller, in its capacity as a shareholder of the Company, hereby approves and adopts this Agreement and authorizes the Company and its directors and officers to take all actions necessary for the consummation of the Purchase and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits.

(b) Each Seller has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by each Seller of the transactions contemplated hereby (including the Purchase) have been duly and validly authorized by all necessary action on the part of each Seller and no other proceedings on the part of any Seller, other than compliance by the Optionholders with Section 5.22 hereunder, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to applicable law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by each Seller and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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(c) Each Seller for itself only, represents and warrants as follows:

(i) that its execution and delivery of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (1) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (2) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on itself or the Company or prevent consummation of the Purchase or otherwise prevent the parties hereto from performing their material obligations under this Agreement;

(ii) it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act;

(iii) it is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under Regulation D of the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3);

(iv) it owns or, with respect to the Shares out of the Unregistered Authorized Capital Increase, will own if and when issued, the Shares or Options, as applicable, listed on Schedule 1.6(c)(iv) as being owned by it or as being subject to a future ownership of out of Unregistered Authorized Capital Increase, free and clear of all Liens and has not granted to any other Person any options or other rights to buy such securities, nor has it granted any interest in such securities to any Person of any nature; provided that in the event that Additional Shares are issued to the Shareholders or WISeTrust pursuant to the Company Subscription Rights, the Company shall deliver to GGAC an updated Schedule 1.6(c)(iv) reflecting the Additional Shares issued to such Shareholders or WISeTrust no later than three (3) business days before Closing;

(v) it is acquiring the Stock Consideration for his, her or its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws;

(vi) it has not, directly or indirectly, offered the Stock Consideration to anyone or solicited any offer to buy the Stock Consideration from anyone, so as to bring such offer and sale of the Stock Consideration by such Seller within the registration requirements of the Securities Act;

(vii) it acknowledges that (1) the Stock Consideration is not registered under any federal or state securities laws and the Stock Consideration is subject to the provisions of Section 1.7 hereof, (2) certificates evidencing the shares comprising the Stock Consideration shall bear appropriate restrictive legends, (3) such shares must be held indefinitely unless and until they are subsequently registered or an exemption from registration becomes available and (4) such Seller can bear the loss of his, her or its entire investment in GGAC;

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(viii) it has been furnished with, or has been provided access to, all reports that GGAC has filed with the Securities and Exchange Commission (the “SEC”) and anything else which such Seller has requested relating to the foregoing and has been afforded the opportunity to ask questions and receive answers from GGAC’s directors and officers and to otherwise obtain any additional information deemed necessary or advisable by such Seller and his, her or its representatives to evaluate Seller’s acquisition of the Stock Consideration; and

(ix) it has been fully apprised of all facts and circumstances necessary to permit such Seller to make an informed decision about acquiring the Stock Consideration, including reading the current and proposed business, management, financial condition and affairs of GGAC, that it has sufficient sophistication and knowledge and experience in business and financial matters such that it is capable of evaluating the merits and risks of an investment in GGAC represented by the Stock Consideration.

1.7. Sale Restriction. Each Seller agrees that with respect to the GGAC Ordinary Shares to be issued to it hereby, no public market sales shall occur until one year after the Closing Date. No private sales of GGAC Ordinary Shares shall be made by such Persons unless the purchaser acknowledges and agrees to the restriction stated in the preceding sentence by delivery to GGAC of a written document to such effect. Such restrictions will be evidenced by an agreement (the “Lock-Up Agreement”) in the form of Exhibit D hereto.

1.8. Adjustments to Exchange Ratios. The number of GGAC Ordinary Shares that the Sellers are entitled to receive shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Company Common Shares or GGAC Ordinary Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Shares or GGAC Ordinary Shares occurring on or after the date hereof and prior to the Closing.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), the Company and the Sellers hereby represent and warrant to, and covenant with, GGAC as follows (as used in this Article II, and elsewhere in this Agreement, the term “Company” includes the Subsidiaries, as hereinafter defined, unless the context clearly otherwise indicates):

2.1. Organization and Qualification.

(a) The Company is duly incorporated and validly existing under the laws of Switzerland and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the articles of incorporation and organizational regulations (collectively referred to herein as “Charter Documents”) of the Company, as currently in effect, have been heretofore made available to GGAC or GGAC’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

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(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1(b).

(c) The Company has true, complete and accurate records of all written minutes for meetings and written consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders (“Corporate Records”) since the time of the Company’s organization. Copies of such Corporate Records of the Company have been made available to GGAC or GGAC’s counsel.

(d) The Company’s share register contains true, complete and accurate records of the share ownership of registered shareholders as of the date of such records and the registered transfers involving the Company’s shares since the time of the Company’s incorporation. Copies of such records of the Company have been made available to GGAC or GGAC’s counsel on an anonymized basis.

2.2. Subsidiaries.

(a) The Company has no direct or indirect subsidiaries or participations in joint ventures or other entities other than those listed in Schedule 2.2(a) (the “Subsidiaries”). Except as set forth in Schedule 2.2(a), the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens. Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

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(b) Each Subsidiary that is a corporation is duly incorporated, validly existing and, where such concept exists, in good standing under the laws of its state of incorporation (as listed in Schedule 2.2(b)) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed in Schedule 2.2(b)) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to GGAC or GGAC’s counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2(c).

(d) The Corporate Records of each Subsidiary are true, complete and accurate and have been heretofore made available to GGAC or GGAC’s counsel.

2.3. Capitalization.

(a) As of the date hereof, the Company has (i) issued 69,088,973 Company Common Shares, all of which are outstanding and validly issued, fully paid and nonassessable, (ii) excluding the Company Common Shares that will be issued subject to and upon the registration of the Unregistered Authorized Share Capital Increase in the competent commercial register, 20,000,000 Company Common Shares that are issuable pursuant to the authorized share capital as specified in the Company’s Charter Documents, and (iii) 24,419,251 Company Common Shares that are issuable pursuant to the conditional share capital as specified in the Company’s Charter Documents. Other than Company Common Shares pursuant to the preceding sentence, the Company has no class or series of securities authorized by its Charter Documents. Schedule 2.3(a) hereto contains an anonymized list of all of the shareholders of the Company registered in the Company's share register and the number of Company Common Shares owned, or expected to be owned at the time of the Closing, by each shareholder registered in the Company's share register. As of the date of this Agreement, except as set forth in Schedule 2.3(a), the Company has no outstanding options to purchase Company Common Shares or outstanding warrants or other rights or derivative securities to purchase Company Common Shares. All Company Common Shares have been issued in compliance with all applicable laws.

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(b) Except as set forth in Schedule 2.3(b) hereto, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) Except as contemplated by this Agreement and except as set forth in Schedule 2.3(c) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(d) Except as set forth in Schedule 2.3(d), no outstanding Company Common Shares are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

(e) Except as set forth in Schedule 2.3(e), no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the consummation of the transactions contemplated hereby.

(f) The authorized and outstanding capital stock or membership interests of each Subsidiary are set forth in Schedule 2.3(f) hereto. Except as set forth in Schedule 2.3(f), the Company owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

2.4. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to applicable law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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2.5. No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 2.5, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent consummation of the Purchase or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6. Compliance. Except as disclosed in Schedule 2.6, during the five year period prior to the date of the Closing, the Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. To the knowledge of the Company, the business activities of the Company during the five year period prior to the date of the Closing have not been and are not being conducted in violation of any Legal Requirements. The Company is not in default or violation of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6, during the five year period prior to the date of the Closing, no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

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2.7. Financial Statements; Internal Controls.

(a) The Company has provided to GGAC a complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended June 30, 2013 and 2012 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with generally accepted accounting principles of Switzerland (“Swiss GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) The books of account and other similar books and records of the Company are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(c) Except as otherwise noted in the Audited Financial Statements, the accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are, to the Company’s knowledge, legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any material and valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein other than possible back charges which to the Company’s knowledge do not exist at this time, which back charges, to the Company’s knowledge, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole, (iv) are collectible in the ordinary course of business consistent with past practice in amounts materially consistent with the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

(d) To the knowledge of the Company, the Company’s auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board (“PCAOB”) thereunder.

2.8. No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, except: (i) liabilities provided for in, reserved against or otherwise disclosed in the interim balance sheet included in the Audited Financial Statements, (ii) such liabilities arising in the ordinary course of the Company’s business since June 30, 2014, none of which, individually or in the aggregate, would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or (iii) liabilities incurred in connection with the transactions contemplated by this Agreement.

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2.9. Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto, since June 30, 2014, there has not been: (i) any Material Adverse Effect on the Company and its Subsidiaries, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company or its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, (vi) any change in the auditors of the Company, (vii) any issuance of capital stock of the Company, (viii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, (ix) any incurrence of debt by the Company other than trade debt in the ordinary course of business or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10. Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

2.11. Employee Benefit Plans.

(a) Schedule 2.11(a) lists all material employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company or any of its Subsidiaries, or any trade or business (whether or not incorporated) which is under common control with the Company or any of its Subsidiaries, with respect to which the Company has liability (individually, a “Plan,” and, collectively, the “Plans”). All Plans have been maintained and administered in material compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all material liabilities with respect to the Plans have been properly reflected in the records of the Company or any of its Subsidiaries. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. All material contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Neither the Company nor any Subsidiary has any commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to GGAC in writing, or as required by this Agreement), or to enter into any new Plan. Except as disclosed in Schedule 2.11(a), each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms within any applicable notice period, without liability to the Company or any of its Subsidiaries (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

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(b) Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of the Company and its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(c) No material liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) has been incurred by the Company or any of its Subsidiaries that has not been satisfied in full and no event has occurred and, to the knowledge of the Company and its Subsidiaries, no condition exists that could reasonably be likely to result in the Company or any of its Subsidiaries incurring a material liability under Title IV of ERISA. No Plan is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA.

2.12. Labor Matters.

(a) Except as set forth on Schedule 2.12(a), the Company and its Subsidiaries are not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company and its Subsidiaries nor, to the Company’s knowledge, are there any activities or proceedings of any labor union to organize any such employees. There are no pending proceedings involving the Company and its Subsidiaries and any of its employees subject to a collective bargaining agreement or other labor union contract and there are no continuing obligations of the Company and its Subsidiaries pursuant to the resolution of any such proceeding that is no longer pending.

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(b) Except as set forth on Schedule 2.12(b), (i) each employee and consultant of the Company and its Subsidiaries is terminable subject to applicable notice periods as set forth by law or in an employment agreement, but in any event not more than ninety (90) days, and (ii) there are no agreements or understandings between the Company and its Subsidiaries and any of their employees or consultants that their employment or services will be for any particular period. The Company has no knowledge that any of its officers or key employees intends to terminate his or her employment with the Company or any of its Subsidiaries. The Company and any of its Subsidiaries are in material compliance and, to the Company’s knowledge, each of the Company’s and its Subsidiaries’ employees and consultants is in material compliance, with the terms of the respective employment and consulting agreements between the Company or its Subsidiaries and such individuals.

(c) The Company and its Subsidiaries are in material compliance with all Legal Requirements applicable to its employees respecting employment, terms and conditions of employment and wages and hours and are not liable for any material arrears of wages. The Company has, as of the date hereof, no knowledge of any circumstance that could give rise to any valid claim by a current or former employee for compensation on termination of employment (beyond the payment of wages and other compensation elements during the employee’s notice period and possible statutory severance pay to which employees are entitled under applicable law). All amounts that the Company is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension insurance or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable law have, in each case, been duly deducted, transferred, withheld and paid, and the Company and its Subsidiaries do not have any outstanding obligation that are overdue to make any such deduction, transfer, withholding or payment. Except as set forth in Schedule 2.12(c), there are no pending, or to the Company’s knowledge, threatened claims or actions (in writing) against the Company or any of its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(d) No employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

2.13. Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their assets or to which the Company or its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries.

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2.14. Title to Property.

(a) All real property owned by the Company and its Subsidiaries (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of the Company included in the Audited Financial Statements and is listed on Schedule 2.14(a) hereto.

(b) The Company and its Subsidiaries have valid, legal title to the real property respectively owned by each such entity, and except as set forth in the Audited Financial Statements or on Schedule 2.14(b) hereto, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Schedule 2.14(b) hereto also contains a list of all options or other contracts under which the Company and its Subsidiaries have a right to acquire or the obligation to sell any interest in real property.

(c) Except as otherwise disclosed on Schedule 2.14(c), all leases of real property held by the Company and its Subsidiaries, and all personal property and other property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements, to the extent required by Swiss GAAP, as of the dates of such Audited Financial Statements, other than those entered into or acquired on or after the date of the Audited Financial Statements in the ordinary course of business. Schedule 2.14(c) hereto contains a list of all leases of real property and Personal Property held by the Company and its Subsidiaries (other than leases of vehicles, office equipment, or operating equipment made in the ordinary course of business). The Company and its Subsidiaries have good and marketable title to the Personal Property owned respectively by each such entity, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements or in Schedule 2.14(c) hereto, none of which Liens is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company or any of its Subsidiaries.

(d) All leases pursuant to which the Company and/or its Subsidiaries lease from others material real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries.

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(e) The Company and its Subsidiaries are in possession of, or have valid and effective rights to, all real property and Personal Properties, assets and rights required, in all material respects for the effective conduct of their business, as they are currently operated.

2.15. Taxes.

(a) Tax Definitions. As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, occupation, ad valorem, transfer, recapture, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together will all interest, penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(b) Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i) The Company and its Subsidiaries have timely filed all Tax Returns required to be filed by the Company or its Subsidiaries with any Tax authority prior to the date hereof, except such Tax Returns that are not material to the Company or its Subsidiaries. All such Tax Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have paid all Taxes shown to be due and payable on such Tax Returns.

(ii) All material Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) The Company and its Subsidiaries have not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed in writing or assessed against the Company or its Subsidiaries, nor have the Company or its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. To the Company’s knowledge, the Company and its Subsidiaries have complied with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

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(iv) To the knowledge of the Company, no audit or other examination of any Tax Return of the Company and its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any Subsidiary been notified in writing of any request for such an audit or other examination.

(v) No adjustment relating to any Tax Returns filed by the Company or any Subsidiary has been proposed in writing, formally or informally, by any Tax authority to the Company or any Subsidiary or any representative thereof.

(vi) The Company and its Subsidiaries have no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

2.16. Environmental Matters.

(a) Except as disclosed in Schedule 2.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company and/or its Subsidiaries have complied with all applicable Environmental Laws (as defined below); (ii) the properties currently operated or being constructed by the Company or its Subsidiaries (including soils, groundwater, surface water, air, buildings or other structures), including properties owned or leased by third parties upon which the Company and/or its Subsidiaries have performed or are performing services or other operations, are not contaminated with any Hazardous Substances (as defined below) as a result of the actions or omissions of the Company and its Subsidiaries; (iii) the properties formerly owned, operated or constructed by the Company and/or its Subsidiaries, including properties owned or leased by third parties upon which the Company and/or its Subsidiaries performed services or other operations, were not contaminated with Hazardous Substances by the Company and/or its Subsidiaries during the period of ownership, operation or construction by the Company or its Subsidiaries, to the Company’s knowledge, or during any prior period; (iv) the Company and/or its Subsidiaries are not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (vi) neither the Company nor its Subsidiaries have received any written notice, demand, letter, claim or request for information alleging that the Company and/or its Subsidiaries may be in violation of or liable under any Environmental Law; and (vii) the Company and/or its Subsidiaries are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any Maritime Guideline or federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to Persons or property.

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(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; (iii) explosive or (iv) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(d) Schedule 2.16(d) sets forth all environmental studies and investigations completed within the last five (5) years or in process with respect to the Company and/or its Subsidiaries or their respective properties, assets or operations, including, to the knowledge of the Company, all phase reports. All such written reports and material documentation relating to any such study or investigation have been provided by the Company to GGAC.

2.17. Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage fees, investment banking fees, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except as disclosed in Schedule 2.17 hereto, no common shares, options, warrants or other securities of either Company or GGAC are payable to any third party by the Company as a result of this Agreement.

2.18. Intellectual Property.

(a) Schedule 2.18 hereto contains a description of all material Company Registered Intellectual Property of the Company and its Subsidiaries. For the purposes of this Agreement, the following terms have the following definitions:

(i) “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

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(ii) “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries, including software and software programs developed and owned by or exclusively licensed to the Company or any of its Subsidiaries (specifically excluding any off the shelf or shrink-wrap software).

(iii) “Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

(iv) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries own or have enforceable rights to use all Intellectual Property required for the conduct of their respective business as presently conducted. Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

(c) Except as disclosed in Schedule 2.18 hereto, the Company and its Subsidiaries owns and has exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business) except for Liens disclosed in the Audited Financial Statements or in Schedule 2.14(c) hereto.

(d) The operation of the business of the Company and its Subsidiaries as such business currently is conducted has not and does not, to the Company’s knowledge, infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and as of the 12 month period prior to the date of this Agreement the Company and its Subsidiaries have not received any written claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

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2.19. Agreements, Contracts and Commitments.

(a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including, without limitation, outstanding offers and proposals) of any kind, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries may be bound, subject or affected (including without limitation notes or other instruments payable to the Company or any of its Subsidiaries) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) that would be required to be included as an exhibit to a registration statement with the SEC if the Company had a class of equity securities registered under Section 12(b) or 12(g) of the Exchange Act, (B) providing for payments (present or future) to the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate or (C) under or in respect of which the Company or any of its Subsidiaries presently have any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $1,000,000, (y) each Company Contract that otherwise is material to the businesses, operations, assets or condition (financial or otherwise) of the Company or any of its Subsidiaries, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries and by or to any officer, director, shareholder or holder of derivative securities of the Company or any of its Subsidiaries (“Insider”);

(ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

(iii) any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings or otherwise of the Company or any of its Subsidiaries, excluding endorsements made for collection in the ordinary course of business;

(iv) any Company Contract of employment or management providing for payments by the Company or any of its Subsidiaries in excess of $100,000 per year;

(v) any Company Contract made other than in the ordinary course of business (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or any of its Subsidiaries or (y) providing for any exclusive or non-exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any of its Subsidiaries;

(vi) any obligation to register any shares of the capital stock or other securities of the Company or any of its Subsidiaries with any Governmental Entity;

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(vii) any obligation to make material payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii) any collective bargaining agreement with any labor union;

(ix) any lease or similar arrangement for the use by the Company or any of its Subsidiaries of real property or Personal Property where the annual lease payments are greater than $100,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business); and

(x) any Company Contract to which any Insider of the Company or any of its Subsidiaries, or any entity owned or controlled by an Insider, is a party.

(b) Each Material Company Contract was entered into at arms’ length and in the ordinary course, is, to the extent not expired by its terms, in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the Company’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts and all offers and proposals that, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts or offers or proposals) have been made available to GGAC or GGAC’s counsel.

(c) Except as set forth in Schedule 2.19, neither the Company nor, to the best of the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries.

2.20. Insurance. Schedule 2.20 sets forth the Company’s and its Subsidiaries’ material insurance policies and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by the Insurance Policies are adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations, including any insurance required to be maintained by Company Contracts.

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2.21. Governmental Actions/Filings.

(a) The Company and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings (as defined below) necessary to the conduct by the Company and its Subsidiaries of their business as presently conducted or used or held for use by the Company and its Subsidiaries except for any thereof that if not granted, held or made, would not have, individually or in the aggregate, a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole. Each such Governmental Action/Filing is in full force and effect and is expected to be renewed in the ordinary course of the Company’s business and the Company and its Subsidiaries are in substantial compliance with all of their obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company or any of its Subsidiaries taken as a whole. No Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable any of them to continue to conduct its business and operations and use its properties after the Closing in a manner that is consistent with current practice except for any of such that, if not obtained, secured or made, would not, either individually or in the aggregate, have a Material Adverse Effect upon the Company or any of its Subsidiaries taken as a whole.

(b) Except as set forth in Schedule 2.21(b), no contractors’ licenses are necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable any of them to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice. All of the contractors’ licenses listed on Schedule 2.21(b) have been obtained, secured or made and are in full force and effect.

(c) For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22. Interested Party Transactions. Except as set forth in Schedule 2.22 hereto, no employee, officer, director or shareholder of the Company or any of its Subsidiaries or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company or any of its Subsidiaries is affiliated or with whom the Company or any of its Subsidiaries has a contractual relationship, or in any Person that competes with the Company or any of its Subsidiaries, except that each employee, shareholder, officer or director of the Company or any of its Subsidiaries and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company or any of its Subsidiaries. Except as set forth in Schedule 2.22, to the knowledge of the Company, no officer, director or shareholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company or any of its Subsidiaries (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company or any of its Subsidiaries).

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2.23. Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

2.24. No Illegal or Improper Transactions. Since January 1, 2009, neither the Company nor any of its Subsidiaries or any officer, director, employee, agent or Affiliate of the Company or its Subsidiaries on its behalf has offered, paid or agreed to pay to any Person (including any governmental official) or solicited, received or agreed to receive from any such Person, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company or any of its Subsidiaries, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable ordinance, regulation or law, the effect of which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, assets or financial condition of the Company or any of its Subsidiaries, taken as a whole. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law. Neither the Company nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment in violation of applicable law.

2.25. Survival of Representations and Warranties. The representations and warranties of the Company and the Sellers set forth in this Agreement shall survive the Closing as set forth in Section 7.4(a).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF GGAC

Subject to the exceptions set forth in Schedule 3 attached hereto (the “GGAC Schedule”), GGAC represents and warrants to, and covenant with, the Company and Sellers, as follows:

3.1. Organization and Qualification.

(a) GGAC is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. GGAC is in possession of all material Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GGAC. Complete and correct copies of the Charter Documents of GGAC, as amended and currently in effect, have been heretofore delivered to the Company. GGAC is not in violation of any of the provisions of GGAC’s Charter Documents.

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(b) GGAC is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect on GGAC.

3.2. Subsidiaries and Other Interests.

(a) GGAC has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and GGAC has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) GGAC does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short term investment securities).

3.3. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of GGAC consists of 120,000,000 GGAC Ordinary Shares and 1,000,000 preferred shares, par value $0.0001 per share (“GGAC Preferred Shares”), of which 18,602,813 GGAC Ordinary Shares and no GGAC Preferred Shares are issued and outstanding. Except as set forth in Schedule 3.3(a), all of such securities are validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal created by statute, the Charter Documents of GGAC or any agreement to which GGAC is a party or by which it is bound, and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof or under applicable federal or Blue Sky Laws. Except as set forth in Schedule 3.3(a), GGAC has no outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of GGAC on any matter.

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(b) Except as set forth in Schedule 3.3(b), there are no (i) existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, stock appreciation rights or similar derivative securities or instruments or commitments which obligate GGAC to issue, transfer or sell any shares of GGAC capital stock or make any payments in lieu thereof, (ii) agreements or understandings to which GGAC is a party with respect to the voting of any shares of GGAC capital stock or which restrict the transfer of any such shares, nor does GGAC have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares, (iii) outstanding contractual obligations of GGAC to repurchase, redeem or otherwise acquire any shares of GGAC capital stock or any other securities of GGAC, (iv) outstanding options to purchase GGAC Ordinary Shares or GGAC Preferred Shares granted to employees of GGAC or other parties, (v) outstanding warrants to purchase GGAC Ordinary Shares or GGAC Preferred Shares or (vi) outstanding notes, debentures or securities convertible into GGAC Ordinary Shares or GGAC Preferred Shares. All GGAC Ordinary Shares and GGAC Preferred Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding securities of GGAC have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable GGAC Contracts (as defined in Section 3.19(a)).

(c) Except as set forth in Schedule 3.3(c), there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which GGAC is a party or by which GGAC is bound with respect to any security of any class of GGAC.

(d) Except as set forth in Schedule 3.3(d), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of GGAC are issuable and no rights in connection with any shares, warrants, options or other securities of GGAC accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.4. Authority Relative to this Agreement. GGAC has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that GGAC has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out GGAC’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby. Other than the GGAC Shareholder Approval (as defined in Section 5.1(a)), the execution and delivery of this Agreement by GGAC and the consummation by GGAC of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of GGAC (including the approval by its respective Board of Directors), and no other corporate proceedings on the part of GGAC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GGAC and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of GGAC, enforceable against GGAC in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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3.5. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by does not, and the performance of this Agreement by GGAC shall not: (i) conflict with or violate GGAC’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair GGAC’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of GGAC pursuant to, any GGAC Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on GGAC.

(b) The execution and delivery of this Agreement by GGAC does not, and the performance of it hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which GGAC is qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GGAC, or prevent consummation of the Purchase or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

3.6. Compliance. GGAC has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on GGAC. The business and activities of GGAC have not been and are not being conducted in violation of any Legal Requirements. GGAC is not in default or violation of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by either GGAC.

3.7. SEC Filings; Financial Statements; Internal Controls.

(a) GGAC has made available to the Company and the Sellers a correct and complete copy of each report and registration statement filed by GGAC with the SEC (the “GGAC SEC Reports”), which are all the forms, reports and documents required to be filed by GGAC with the SEC prior to the date of this Agreement. All GGAC SEC Reports required to be filed by GGAC in the twelve (12) month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates the GGAC SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such GGAC SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, GGAC makes no representation or warranty whatsoever concerning any GGAC SEC Report as of any time other than the date or period with respect to which it was filed. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the GGAC SEC Reports are accurate and complete and comply as to form and content with all applicable laws or rules of applicable governmental and regulatory authorities in all material respects.

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(b) Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in GGAC SEC Reports, including each GGAC SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of GGAC at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on GGAC taken as a whole.

(c) GGAC maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning GGAC is made known on a timely basis to the individuals responsible for the preparation of GGAC’s filings with the SEC and other public disclosure documents.

(d) To the knowledge of GGAC, GGAC’s auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to GGAC within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

3.8. No Undisclosed Liabilities. GGAC has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in GGAC SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of GGAC, except (i) liabilities provided for in or otherwise disclosed in GGAC SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since March 31, 2014 in the ordinary course of business, none of which would have a Material Adverse Effect on GGAC. GGAC is not and has not been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

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3.9. Absence of Certain Changes or Events. Except as set forth in GGAC SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since March 31, 2014, there has not been: (i) any Material Adverse Effect on GGAC, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of GGAC’s capital stock, or any purchase, redemption or other acquisition by GGAC of any of GGAC’s capital stock or any other securities of GGAC or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of GGAC’s capital stock, (iv) any granting by GGAC of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by GGAC of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by GGAC of any increase in severance or termination pay or any entry by GGAC into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving GGAC of the nature contemplated hereby, (v) any material change by GGAC in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vi) any change in the auditors of GGAC, (vi) any issuance of capital stock of GGAC, or (vii) any revaluation by GGAC of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of GGAC other than in the ordinary course of business.

3.10. Litigation. There are no claims, suits, actions or proceedings pending or to GGAC’s knowledge, threatened against GGAC, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11. Employee Benefit Plans. GGAC has not had and does not have any employees. GGAC does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of GGAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12. Labor Matters. GGAC is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by GGAC and GGAC does not know of any activities or proceedings of any labor union to organize any such employees.

3.13. Business Activities. Since its organization, GGAC has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the GGAC Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon GGAC or to which GGAC is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of GGAC, any acquisition of property by GGAC or the conduct of business by GGAC as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on GGAC.

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3.14. Title to Property. GGAC does not own or leases any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which GGAC has a right or obligation to acquire or lease any interest in real property or personal property.

3.15. Taxes. Except as set forth in Schedule 3.15 hereto:

(a) GGAC has timely filed all Tax Returns required to be filed by it with any Tax authority prior to the date hereof, except such Tax Returns which are not material to GGAC. All such Tax Returns are true, correct and complete in all material respects. GGAC has paid or accrued for in GGAC’s books and records of account all Taxes shown to be due on such Tax Returns.

(b) All material Taxes that GGAC are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) GGAC has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed in writing or assessed against GGAC, nor has GGAC executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) To the knowledge of GGAC, no audit or other examination of any Tax Return of GGAC by any Tax authority is presently in progress, nor has GGAC been notified in writing of any request for such an audit or other examination.

(e) No adjustment relating to any Tax Returns filed by GGAC has been proposed in writing, formally or informally, by any Tax authority to GGAC or any representative thereof.

(f) GGAC has no liability for any material unpaid Taxes which have not been accrued for or reserved on GGAC’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to GGAC, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of GGAC in the ordinary course of business, none of which is material to the business, results of operations or financial condition of GGAC.

3.16. Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) GGAC has complied with all applicable Environmental Laws; (ii) GGAC is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) GGAC has not been associated with any release or threat of release of any Hazardous Substance; (iv) GGAC has not received any notice, demand, letter, claim or request for information alleging that GGAC may be in violation of or liable under any Environmental Law; and (v) GGAC is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

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3.17. Brokers. Except as set forth in Schedule 3.17, GGAC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18. Intellectual Property. GGAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property or Registered Intellectual Property except non-exclusive rights to the name “Garnero Group Acquisition Company.”

3.19. Agreements, Contracts and Commitments.

(a) Except as set forth in the GGAC SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 3.19(a), other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which GGAC is a party or by or to which any of the properties or assets of GGAC may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by GGAC on less than 30 days’ or less prior notice (“GGAC Contracts”). All GGAC Contracts are listed in Schedule 3.19(a) other than those that are exhibits to the GGAC SEC Reports.

(b) Except as set forth in the GGAC SEC Reports filed prior to the date of this Agreement, each GGAC Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all GGAC Contracts (or written summaries in the case of oral GGAC Contracts) have been heretofore been made available to the Company or Company counsel.

(c) Neither GGAC nor, to the knowledge of GGAC, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any GGAC Contract, and no party to any GGAC Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on GGAC. Each agreement, contract or commitment to which GGAC is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on GGAC.

3.20. Insurance. Except for directors’ and officers’ liability insurance, GGAC does not maintain any insurance policies.

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3.21. Interested Party Transactions. Except as set forth in the GGAC SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or shareholder of GGAC or a member of his or her immediate family is indebted to GGAC nor is GGAC indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of GGAC; (b) to GGAC’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom GGAC is affiliated or with whom GGAC has a material contractual relationship, or any Person that competes with GGAC, except that each employee, shareholder, officer or director of GGAC and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with GGAC; and (c) to GGAC’s knowledge, no officer, director or shareholder or any member of their immediate families is, directly or indirectly, interested in any material contract with GGAC (other than such contracts as relate to any such individual ownership of capital stock or other securities of GGAC).

3.22. Indebtedness. GGAC has no indebtedness for borrowed money.

3.23. Listing of Securities. GGAC’s securities are listed for trading on the Nasdaq Capital Market (“Nasdaq”). There is no action or proceeding pending or, to GGAC's knowledge, threatened against GGAC by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of any of GGAC’s securities on the Nasdaq.

3.24. Board Approval. The Board of Directors of GGAC (including any required committee or subgroup of the Board of Directors of GGAC) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Purchase and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Purchase is in the best interests of the shareholders of GGAC, and (iii) determined that the fair market value of the Shares is equal to at least 80% of the balance in the Trust Fund (as defined in Section 3.25).

3.25. Trust Fund. As of the date hereof and at the Closing Date, GGAC has and will have no less than $144,468,755 in a trust account administered by Continental (the “Trust Fund”); provided that a portion of the Trust Fund shall be utilized in accordance with Section 5.18.

3.26. Governmental Filings. Except as set forth in Schedule 3.26, GGAC has been granted and holds, and has made, all material Governmental Actions/Filings necessary to the conduct by GGAC of its business (as presently conducted) or used or held for use by GGAC, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to June 30, 2015, and GGAC is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon GGAC.

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3.27. Survival of Representations and Warranties. The representations and warranties of GGAC set forth in this Agreement shall survive until the Closing.

ARTICLE IV.

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1. Conduct of Business by the Company and GGAC. Except as set forth in Schedule 4.1 hereto, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries and GGAC shall, except to the extent that the other party shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable best efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule 4.1 hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries and GGAC shall not do any of the following:

(a) other than as required by the terms of any applicable agreement or benefit plan in existence on the date of this Agreement or as set forth on Schedule 4.1 or as required by applicable law, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, grant any severance or termination pay to any officer or employee outside the ordinary course of business, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) transfer or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company, its Subsidiaries or GGAC, as applicable, or enter into grants to transfer or license to any Person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company, its Subsidiaries or GGAC license on an exclusive basis or sell any Intellectual Property of the Company, its Subsidiaries or GGAC as applicable;

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(d) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company, its Subsidiaries and GGAC, as applicable;

(f) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g) amend its Charter Documents;

(h) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of GGAC, the Company or its Subsidiaries as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise materially restrict such party’s ability to compete or to offer or sell any products or services. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement (as defined in Section 5.1);

(i) sell, lease, license (subject to Section 4.1(c) above), encumber or otherwise dispose of any properties or assets, except (A) sales of inventory and property, plant and equipment in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) other than in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GGAC, the Company or any of its Subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”);

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(l) pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except, in each case, in the ordinary course of business consistent with past practices;

(m) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of claims, obligations or litigations in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Audited Financial Statements or in the most recent financial statements included in the GGAC SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements;

(n) waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or GGAC is a party or of which the Company or GGAC is a beneficiary, as applicable;

(o) except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or GGAC Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(p) except as required by U.S. GAAP, revalue any of its material assets or make any change in accounting methods, principles or practices;

(q) except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $1,000,000 in any 12 month period;

(r) settle any litigation where the consideration given is other than monetary or to which an Insider is a party;

(s) make or rescind any Tax elections that, individually or in the aggregate, would adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice;

(t) form, establish or acquire any subsidiary;

(u) make capital expenditures in excess of $1,000,000 in the aggregate;

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(v) make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(w) enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders or other Affiliates other than the payment of salary and benefits in the ordinary course of business consistent with prior practice or, in the case of GGAC, advancement or reimbursement of expenses in connection with GGAC’s search for a business combination; or

(x) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through (w) above.

ARTICLE V.

ADDITIONAL AGREEMENTS

5.1. Proxy Statement; Extraordinary General Meeting.

(a) As soon as is reasonably practicable after receipt by GGAC from the Company of all financial and other information relating to the Company as GGAC may reasonably request for its preparation, GGAC shall prepare proxy materials, with the assistance of the Company and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, for the purpose of soliciting proxies from holders of GGAC Ordinary Shares to vote, at a meeting of holders of GGAC Ordinary Shares to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of (A) the adoption of this Agreement and the approval of the Purchase (“GGAC Shareholder Approval”), (B) amending and restating GGAC’s Memorandum and Articles of Association, effective upon the Closing, to be in a form mutually agreed to by the parties and providing for, among other things, (I) the change of the name of GGAC to “WISeKey International, Inc.;” (II) the existence of GGAC to be perpetual; and (III) the removal of various provisions no longer applicable to GGAC following consummation of the transactions contemplated herein and inclusion of various provisions as mutually agreed between the parties; (C) the adoption of an option plan substantially in the form of Exhibit F hereto (the “GGAC Plan”) that will provide for the reservation thereunder of no more than ten percent (10%) of the GGAC Ordinary Shares to be outstanding immediately after the Closing Date; (D) the election to the board of directors of GGAC of the individuals set forth on Schedule 5.1(a); (F) any other proposals GGAC and the Sellers deem necessary or desirable to effectuate the transactions contemplated herein; and (G) an adjournment proposal, if necessary, to adjourn the Extraordinary General Meeting if, based on the tabulated vote count, GGAC is not authorized to proceed with the Purchase. Such proxy materials shall be in the form of a proxy statement to be used for the purposes of soliciting such proxies from holders of GGAC Ordinary Shares for the matters to be acted upon at the Extraordinary General Meeting (the “Proxy Statement”). GGAC, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use commercially reasonable best efforts to cause the Proxy Statement to be approved by the SEC for mailing to the holders of GGAC Ordinary Shares as promptly as practicable. GGAC will advise the Company and Sellers promptly after it receives notice thereof, of the time when the Proxy Statement has been approved by the SEC or any supplement or amendment has been filed, or the issuance of any stop order, or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

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(b) As soon as practicable following approval by the SEC, GGAC shall distribute the Proxy Statement to the holders of GGAC Ordinary Shares and, pursuant thereto, shall call the Extraordinary General Meeting in accordance with the Companies Law (2013 Revision) of the Cayman Islands (the “Companies Law”) and, subject to the other provisions of this Agreement, solicit proxies from the holders of GGAC Ordinary Shares to vote in favor of the adoption of this Agreement and the approval of the Purchase and the other matters presented to the shareholders of GGAC for approval or adoption at the Extraordinary General Meeting, including, without limitation, the matters described in Section 5.1(a).

(c) GGAC shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the Companies Law in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Extraordinary General Meeting.

(d) GGAC, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of GGAC Ordinary Shares vote in favor of the adoption of this Agreement and the approval of the Purchase, and shall otherwise use commercially reasonable best efforts to obtain the GGAC Shareholder Approval.

(e) No amendment or supplement to the Proxy Statement will be made by GGAC without the approval of the Sellers which shall not be unreasonably withheld and GGAC shall promptly transmit any such amendment or supplement to its shareholders, if at any time prior to the Extraordinary General Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement.

5.2. Tender Offer to Company Shareholders. GGAC hereby undertakes to submit to all shareholders of the Company, other than the Sellers, as soon as practicable, but in no event more than five business days after the date hereof, an irrevocable and binding offer (the “Offer”), substantially in accordance with the terms set forth in Exhibit E, to purchase the Company Common Shares held by them in exchange for GGAC Ordinary Shares at the Exchange Ratio.

5.3. Other Actions.

(a) As promptly as practicable after execution of this Agreement, GGAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”). Promptly after the execution of this Agreement, GGAC and the Company shall also issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

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(b) At least five (5) days prior to Closing, GGAC shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Purchase in any report or form to be filed with the SEC (the “Closing Form 8-K”). Prior to Closing, GGAC and the Company shall prepare a mutually agreeable press release announcing the consummation of the Purchase hereunder (“Closing Press Release”). Concurrently with the Closing, the Company shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, GGAC shall file the Closing Form 8-K with the SEC.

(c) GGAC shall file all such forms, reports and documents required to be filed by it with the SEC subsequent to the date of this Agreement through the Closing Date (the “Additional GGAC SEC Reports”) and such Additional GGAC SEC Reports shall be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Additional GGAC SEC Reports will not, at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 5.3, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.4. Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Proxy Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing, notice, release or application made by or on behalf of GGAC and/or the Company to any Government Entity or other third party in connection with the Purchase and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, the Company and GGAC each shall, upon request by the other, use commercially reasonable best efforts to promptly furnish the other with all information concerning themselves, their respective directors, officers, shareholders and Affiliates and such other matters as may be reasonably necessary or advisable in connection with the Purchase and the preparation of such document. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects as of the date of filing, issuance or other submission or public disclosure of such document and the Closing Date and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (provided that each party shall not be responsible for the accuracy or completeness of any information relating to the other party or any other information furnished by the other party for inclusion in any such document).

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(b) At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by either GGAC or the Company, the other party shall be given an opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, provided that a party may file, issue or otherwise submit a Reviewable Document without the consent of the other party if it is advised by counsel that no reasonable alternative to filing, issuing or submitting is available and such Reviewable Document must be filed, issued or submitted in the form objected to by the other party so that the filing, issuing or submitting party is in compliance with applicable law.

(c) Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party.

(d) Prior to the Closing Date (i) the Company and GGAC shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) the Company and GGAC shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings. All correspondence and communications to the SEC made by GGAC with respect to the transactions contemplated by this Agreement or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.4.

5.5. Confidentiality; Access to Information.

(a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party without a duty of confidentiality; (ii) information which is or becomes generally known through no fault of the party receiving information; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) disclosure required by law, regulation or stock exchange rule; or (v) disclosure consented to by the other party. In the event this Agreement is terminated as provided in Article VIII hereof, each party will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Purchase contemplated hereby.

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(b) Access to Information.

(i) The Company will afford GGAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as GGAC may reasonably request. No information or knowledge obtained by GGAC in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Purchase.

(ii) GGAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of GGAC during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of GGAC, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Purchase.

5.6. Commercially Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Purchase and the other transactions contemplated by this Agreement, including using commercially reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 2.5 of the Company Schedule, (iv) providing and permitting suitably knowledgeable directors, officers, employees and other Persons to attend “road shows” that are to be presented to existing and prospective GGAC security holders; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, GGAC and its board of directors, the Company and its board of directors and the Sellers shall, if any takeover statute or similar statute or regulation is or becomes applicable to the Purchase, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable best efforts to enable the Purchase and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require GGAC or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

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5.7. Registration Rights. The Parties hereto agree to enter into a registration rights agreement (the “Registration Rights Agreement”) in the form attached as Exhibit G at the Closing pursuant to which GGAC will agree to register for resale under the Securities Act the GGAC Ordinary Shares to be issued to the Sellers pursuant to this Agreement.

5.8. No GGAC Securities Transactions. Neither the Company nor the Sellers or any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of GGAC prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use commercially reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

5.9. No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company and the Sellers acknowledge that they have read GGAC’s final prospectus dated June 25, 2014 (“Final Prospectus”) and understand that GGAC has established the Trust Fund for the benefit of GGAC’s public shareholders and that GGAC may disburse monies from the Trust Fund only (a) to GGAC’s public shareholder in the event they elect to convert their shares into cash in accordance with GGAC’s Charter Documents and/or the liquidation of GGAC, (b) to GGAC after, or concurrently with, the consummation of a business combination, and (c) to GGAC in limited amounts for its working capital requirements and tax obligations. The Company and the Sellers further acknowledge that, if GGAC does not consummate a business combination by March 25, 2016 (or June 25, 2016 if certain conditions are met), GGAC will be obligated to return to its shareholders the amounts being held in the Trust Fund. Accordingly, the Company, for itself and its Subsidiaries, affiliated entities, directors, officers, employees, shareholders, representatives, advisors and all other associates and Affiliates, and the Sellers, for themselves, hereby waive all rights, title, interest or claim of any kind against GGAC to collect from the Trust Fund any monies that may be owed to them by GGAC for any reason whatsoever, including but not limited to a breach of this Agreement by GGAC or any negotiations, agreements or understandings with GGAC (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive the termination of this Agreement for any reason.

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5.10. Disclosure of Certain Matters. Each of GGAC, the Company and the Sellers will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations or condition (financial or otherwise) of the Company, or (e) would require any amendment or supplement to the Proxy Statement. The parties shall have the obligation to supplement or amend the Company Schedules and GGAC Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to adjustments by the Company to Schedule 1.1(c) and Schedule 1.6(c)(iv) as necessary to account for adjustments to the Purchase Consideration pursuant to Section 1.1(a) and such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.11. Securities Listing. GGAC shall use its commercially reasonable best efforts to maintain the listing of its securities for trading on Nasdaq following the Purchase.

5.12. No Solicitation. Neither the Company nor the Sellers will, and will cause their respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than GGAC and its designees) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction.

5.13. Liability Insurance. GGAC agrees to continue the directors’ and officers’ liability insurance currently in place for a period of six years from the Closing Date.

5.14. Insider Loans; Equity Ownership in Subsidiaries. The Sellers, at or prior to Closing, shall (i) repay to the Company any loan by the Company to such Sellers and any other amount owed by the Sellers to the Company; (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Sellers to a third party to be terminated; and (iii) cease to own any direct equity interests in any Subsidiary of the Company. The Company shall use its commercially reasonable best efforts to enable the Sellers to accomplish the foregoing.

5.15. Certain Financial Information. Within twenty (20) business days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to GGAC unaudited consolidated financial statements of the Company and its Subsidiaries for such month, certified by the chief financial officer of the Company as being true and correct, including a balance sheet, statement of operations, and statements of shareholders’ equity and cash flow, prepared in accordance with U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and that fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations for the period indicated, except that such statements need not contain notes.

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5.16. Access to Financial Information. The Company will, and will cause its auditors to, (a) continue to provide GGAC and its advisors all reasonable access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and the financial information furnished pursuant to Section 5.15 hereof and (b) cooperate with any reviews performed by GGAC or its advisors of any such financial statements or information.

5.17. GGAC Borrowings. Through the Closing, GGAC shall be allowed to borrow funds from its directors, officers and/or shareholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of GGAC in due course on a non-interest bearing basis and repayable at Closing (or convertible into securities of GGAC in accordance with the terms of the promissory notes issued to evidence the borrowing, which such terms have been set in the Final Prospectus).

5.18. Trust Fund Disbursement. On the Closing Date, GGAC shall cause the funds held in the Trust Fund to be disbursed to GGAC, a portion of which will be used to pay the cash purchase price set forth in the APA (the “Cash Purchase Price”). All liabilities and obligations of GGAC due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including all amounts payable (i) to shareholders who elect to have their GGAC Ordinary Shares converted to cash in accordance with the provisions of GGAC’s Charter Documents, (ii) for income tax or other tax obligations of GGAC prior to Closing, (iii) as repayment of loans and reimbursement of expenses to directors, officers and founding shareholders of GGAC, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to GGAC in connection with its operations and efforts to effect a business combination, including the Purchase; provided that GGAC shall use its commercially reasonable best efforts to minimize the number of GGAC Ordinary Shares that are converted to cash.

5.19. Option Plan. Prior to the Extraordinary General Meeting, GGAC will create and have its Board of Directors approve the GGAC Plan substantially in the form of Exhibit F and mutually acceptable to GGAC and the Company.

5.20. Employment Agreements. As soon as practicable after the execution of this Agreement, GGAC shall execute employment agreements reasonably satisfactory to GGAC and the Company to be effective upon the Closing with each of Carlos Moriera, Peter Ward and Dourgam Kummer (collectively, the “Employment Agreements”).

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5.21. Minimum Closing Amount. Consistent with Section 5.24, from the date hereof until the date that is ten business days after the date hereof, GGAC and the Company shall use commercially reasonable best efforts to take such actions as may be necessary, including but not limited to, entering into additional purchase agreements with holders of Company Common Shares, to ensure that GGAC shall acquire at least 66.67% of the outstanding Company Common Shares on the Closing (the “Minimum Closing Amount”) for the same per-share consideration as is being offered to the Sellers holding Existing Shares hereby. Once the Existing Shares, the Option Shares represented by the Options, the Additional Shares and the Company Common Shares represented by any additional purchase agreements entered into pursuant to the previous sentence (collectively the “Necessary Shares”) represent at least the Minimum Closing Amount, GGAC and the Company shall temporarily cease attempting to enter into additional purchase agreements with holders of the remaining Company Common Shares until such time as the Closing has occurred or GGAC no longer has commitments to acquire the Necessary Shares. The parties acknowledge that following the Closing, GGAC will attempt to enter into additional purchase agreements with the remaining holders of outstanding Company Common Shares such that GGAC will acquire at least 90% of the outstanding Company Common Shares.

5.22. Options Exercised. Simultaneously with the execution of this Agreement, the Optionholders have delivered to GGAC irrevocable instructions to exercise the Options immediately prior to the Closing and have taken all other steps reasonably necessary to exercise the Options. The Optionholders shall, immediately prior to the Closing, exercise all Options held by the respective Optionholder.

5.23. Issuance of Option Shares. The Company shall, immediately prior to the Closing and upon exercise of the Options by Optionholders, issue the Option Shares under each such exercised Option to its respective Optionholder.

5.24. Waiver of Right of First Refusal. The Company shall, to the extent applicable, use its commercially reasonable best efforts to obtain waivers of the rights of first refusal under the Shareholders’ Agreement, dated as of September 17, 2002 (the “Shareholders’ Agreement”) from all parties to the Shareholders’ Agreement as part of the Offer. GGAC shall reasonably cooperate with the Company in its efforts to comply with this Section 5.24.

5.25. Conversion of Company Financial Statements. The Company shall use commercially reasonable best efforts to have the Audited Financial Statements converted (i) to cover 2012 and 2013 fiscal years ending December 31 and the nine month period ending September 30, 2014 and (ii) from Swiss GAAP to U.S. GAAP (the “U.S. GAAP Financial Statements”) so that they are prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) as soon as possible after the execution of this Agreement. For the avoidance of doubt, the U.S. GAAP Financial Statements shall include unaudited financial statements of the Company for the nine month period ended September 30, 2014. The U.S. GAAP Financial Statements shall be audited, with respect to the fiscal years ended December 31, 2013 and December 31, 2012, and reviewed, with respect to the nine month period ended September 30, 2014, by a PCAOB-registered accounting firm and shall comply with U.S. GAAP.

5.26. Purchase Agreements. The parties agree and acknowledge that, following the date of this Agreement, certain shareholders of the Company may seek to purchase, or enter into binding contracts to purchase, GGAC Ordinary Shares or rights or warrants to receive or purchase GGAC Ordinary Shares either in the open market or in privately negotiated transactions. Any such purchases or contracts would be entered into and effected either (i) pursuant to a 10b-5 1 trading plan, (ii) at a time when the Company and the shareholders of the Company are not aware of any material nonpublic information regarding the Company or its securities or (iii) pursuant to agreements between the buyer and seller of such securities in a form that would not violate applicable insider trading rules; provided, that any such purchases or contracts entered into by the shareholders of the Company shall require the prior approval of GGAC, which shall not be unreasonably withheld, delayed or conditioned.

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5.27. APA. The parties shall use their commercially reasonable best efforts to cause all conditions necessary to consummate the transactions contemplated by the APA to be met and to cause the consummation of the transactions contemplated by the APA to occur simultaneously with the Closing.

5.28. Company Subscription Rights. Each of the Sellers agrees and acknowledges that to the extent it acquires Additional Shares pursuant to the Company Subscription Rights, it will sell such Additional Shares to GGAC on the Closing under the terms of this Agreement.

ARTICLE VI.

CONDITIONS TO THE TRANSACTION

6.1. Conditions to Obligations of Each Party to Effect the Purchase. The respective obligations of each party to this Agreement to effect the Purchase shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) GGAC Shareholder Approval. The GGAC Shareholder Approval shall have been duly approved and adopted by the shareholders of GGAC by the requisite vote under the Companies Law and the GGAC Charter Documents.

(b) GGAC Ordinary Shares. Holders of no more than 12,042,649 of the GGAC Ordinary Shares issued in GGAC’s initial public offering of securities and outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with GGAC’s Charter Documents (or such greater or lesser number of GGAC Ordinary Shares as may be derived from the GGAC SEC Reports filed after the date hereof such that GGAC shall have at least $5 million of net tangible assets following the exercise of such conversion rights).

(c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Purchase illegal or otherwise prohibiting consummation of the Purchase, substantially on the terms contemplated by this Agreement.

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6.2. Additional Conditions to Obligations of the Company and Sellers. The obligations of the Company and the Sellers to consummate and effect the Purchase shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and the Representative:

(a) Representations and Warranties. Each representation and warranty of GGAC contained in this Agreement shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.10, on and as of the Closing Date with the same force and effect as if made on the Closing Date, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect. The Company shall have received a certificate with respect to the foregoing signed on behalf of GGAC by an authorized officer of GGAC (“GGAC Closing Certificate”).

(b) Agreements and Covenants. GGAC shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of GGAC) does not, or will not, constitute a Material Adverse Effect with respect to GGAC, and the GGAC Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of the Company to own, operate or control any of the assets and operations of GGAC and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. GGAC shall have obtained all consents, waivers and approvals required to be obtained by GGAC in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on GGAC and the GGAC Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to GGAC shall have occurred since the date of this Agreement.

(f) SEC Compliance; Nasdaq Listing. Immediately prior to Closing, GGAC shall be in compliance with the reporting requirements under the Exchange Act and have maintained the listing of its securities for trading on Nasdaq.

(g) Other Deliveries. At or prior to Closing, GGAC shall have delivered to the Sellers (i) copies of resolutions and actions taken by the respective board of directors and shareholders of GGAC in connection with the approval of this Agreement and the transactions contemplated hereunder and the issuance of the GGAC Ordinary Shares to be delivered to the Sellers, and (ii) such other documents or certificates as shall reasonably be required by the Company or the Representative and their respective counsel in order to consummate the transactions contemplated hereunder.

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(h) Trust Fund. GGAC shall have made appropriate arrangements to have the Trust Fund, less amounts paid and to be paid pursuant to Section 5.18, including the Cash Purchase Price, disbursed upon the Closing as provided for in this Agreement.

(i) Opinion of Counsel. The Company shall have received the opinion of counsel to GGAC in substantially the form of Exhibit A annexed hereto.

(j) Resignations. The Persons listed in Schedule 6.2(j) shall have resigned from their position as a board member of GGAC.

(k) Election of Directors. The individuals identified on Schedule 5.1(a) shall have been appointed or elected to serve on the board of directors of GGAC.

(l) Registration Rights Agreement. The Registration Rights Agreement shall be executed by the parties thereto.

(m) Issuance of GGAC Ordinary Shares. GGAC shall have delivered irrevocable instructions to its transfer agent to issue the GGAC Ordinary Shares to the Sellers.

6.3. Additional Conditions to the Obligations of GGAC. The obligations of GGAC to consummate and effect the Purchase shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by GGAC:

(a) Representations and Warranties. Each representation and warranty of the Company and the Sellers contained in this Agreement shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.10, on and as of the Closing Date with the same force and effect as if made on the Closing Date, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect. GGAC shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company and the Sellers shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

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(d) Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f) Employment Agreements. The Employment Agreements with each of Carlos Moriera, Peter Ward and Dourgam Kummer shall be in full force and effect.

(g) Lock-Up Agreements. A Lock-Up Agreement shall be executed by each Seller.

(h) Opinions of Counsel. GGAC shall have received from counsel to the Company an opinion in substantially the form of Exhibit B annexed hereto.

(i) US Rights. All conditions necessary to consummate the transactions contemplated by the APA shall be met. The parties thereto shall consummate the transactions contemplated by the APA simultaneously with the Closing.

(j) Minimum Closing Amount. The Shares being sold to GGAC at the Closing shall represent at least the Minimum Closing Amount.

(k) Company Financial Statements. The Company shall have delivered the U.S. GAAP Financial Statements. The U.S. GAAP Financial Statements shall not differ from the Audited Financial Statements, as applicable, in a manner that causes any condition to Closing to not be met or which otherwise identifies a Material Adverse Effect that has occurred with respect to the Company.

(l) Other Deliveries. At or prior to Closing, the Company shall have delivered to GGAC: (i) copies of resolutions and actions taken by the Company’s board of directors and shareholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by GGAC and its counsel in order to consummate the transactions contemplated hereunder.

(m) Insider Loans; Equity Ownership in Subsidiaries. (i) All outstanding indebtedness owed by Insiders to the Company shall have been repaid in full, including the indebtedness and other obligations described on Schedule 2.22; (ii) all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any Insider to a third party shall have been terminated; and (iii) no Insider shall own any direct equity interests in any Subsidiary of the Company.

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(n) Options Exercised; Option Shares Issued. Immediately prior to the Closing, the Optionholders shall have exercised the Options and the Company shall have issued the Optionholder Shares to the Optionholders.

ARTICLE VII.

INDEMNIFICATION

7.1. Indemnification of GGAC.

(a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), the Sellers (the “Indemnifying Parties”), severally and not jointly, shall indemnify and hold harmless GGAC and its representatives, successors and permitted assigns (the “Indemnified Parties”), but only to the extent of each Seller’s pro rata share of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Indemnified Party by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Sellers to GGAC pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement.

(b) As used in this Article VII, the term “Losses” shall include on a dollar for dollar basis all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid, but excluding any indirect and consequential damages. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the Indemnified Parties may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

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7.2. Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against an Indemnified Party by a third party (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. The Indemnified Party shall give the Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance.

(b) Defense. The Representative shall have the right, at its option (subject to the limitations set forth in Section 7.2(c) below) and at its own expense, by written notice to GGAC, to assume the entire control of, subject to the right of GGAC to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel to be the lead counsel in connection with such defense. If the Representative elects to assume the defense of a Third Party Claim:

(i) the Representative shall diligently and in good faith defend such Third Party Claim and shall keep GGAC reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies which are not merely incidental to a primary damage claim or claims for monetary damages, GGAC shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii) GGAC shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and GGAC shall make available to the Representative all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Representative shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against GGAC which is not merely incidental to a primary damage claim or claims for monetary damages; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect GGAC other than as a result of money damages or other money payments.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not affect the Indemnifying Parties’ duties or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Indemnifying Parties to defend against or reduce their liability or caused or increased such liability or otherwise caused the damages for which the Indemnifying Parties are obligated to be greater than such damages would have been had GGAC given the Indemnifying Parties prompt notice or access to information hereunder. GGAC shall make available to the Representative all relevant records and other relevant materials required by it and in the possession or under the control of GGAC, for the use of the Representative in defending any such action, and shall in all other respects give its reasonable cooperation in such defense.

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(e) Failure to Defend. If the Representative, promptly after receiving a Notice of Claim, fails to elect to assume the defense of or fails to defend such Third Party Claim actively and in good faith, GGAC will (upon further prior written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f) Indemnified Parties’ Rights. Anything in this Section 7.2 to the contrary notwithstanding, the Representative shall not, without the written consent of GGAC, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Parties of a full and unconditional release from all liability and obligation in respect of such action without any payment by the Indemnified Parties.

(g) Representative Consent. Unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss.

7.3. Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance paid for by the Company (or, as applicable, the Surviving Corporation) prior to or after the Closing, the Surviving Corporation shall use commercially reasonable best efforts to obtain the maximum recovery under such insurance; provided that the Indemnified Party shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by the Surviving Corporation for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Indemnifying Parties. If the Indemnified Parties have received the payment required by this Agreement from the Indemnifying Parties in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnifying Parties and shall pay to the Indemnifying Parties, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnifying Parties pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

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7.4. Limitations on Indemnification.

(a) Survival: Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company to GGAC in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) shall survive the Closing for the period that ends on the Escrow Termination Date (the “Survival Period”) except that Claims for the breach of the representations and warranties in Sections 2.3 and 1.6(c)(iv) shall survive without limitation as to time.

(b) Any indemnification claim made by the Representative prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of the Survival Period shall survive until final resolution thereof. No claim for indemnification under this Article VII shall be brought after the end of the Survival Period.

(c) Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $400,000 (the “Deductible”), in which event the amount payable shall be the amount in excess of the amount of the Deductible, and, subject to the limitations set forth in this Section 7.4(c), all future amounts that become payable under Section 7.1 from time to time thereafter. Notwithstanding the foregoing, the Deductible shall not apply to Losses that arise out of a breach of the representations and warranties in Section 1.6(c)(iv) or Section 2.3, all of which shall be indemnifiable as to all Losses that so arise from the first dollar thereof.

(d) Aggregate Amount Limitation. The aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the Escrow Shares and GGAC and the Surviving Corporation shall have no claim against the Indemnifying Parties other than for any of such Escrow Shares.

7.5. Exclusive Remedy. GGAC and the Surviving Corporation, on behalf of themselves and the other Indemnified Parties, hereby acknowledges and agrees that, from and after the Closing, the sole remedy of the Indemnified Parties with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit an Indemnified Parties right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud.

7.6. Adjustment to Purchase Consideration. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the Purchase Consideration for Tax purposes, except as otherwise required by Law.

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7.7. Representative Expenses; Application of Escrow Shares. The parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of the Sellers and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to GGAC as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by GGAC, which may make a claim for reimbursement thereof against the Escrow Shares for amounts actually reimbursed to the Representative, with such claim being deemed an Established Claim (as defined in the Escrow Agreement). The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any Established Claim (as defined in the Escrow Agreement) for indemnification pursuant to this Article VII. The value of the Escrow Shares shall be determined in accordance with the Escrow Agreement. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

7.8. Tax Benefits. The amount of any Losses for which indemnification is provided shall be reduced by any net Tax benefit to such Indemnified Party and its Affiliates, to the extent realized by such party as a result of such Losses, including the present value (determined by discounting at 8%) of the benefit arising from an increase in the Tax basis of assets, net of any Tax costs incurred by the Indemnified Party as a result of the receipt of the indemnification payments hereunder. In calculating the amount of net Tax benefit, the Indemnified Party and its Affiliates shall be presumed to pay Taxes at a forty percent (40%) Tax rate. The Indemnified Party shall provide the Indemnifying Party with such documentation as may be reasonably requested in order to ascertain or confirm the amount of any net Tax benefit or net Tax cost referred to herein.

7.9. Mitigation. A Indemnified Party shall use commercially reasonably best efforts to mitigate Losses suffered, incurred or sustained by it arising out of any matter for which it is entitled to indemnification hereunder; provided that no Indemnified Party shall be required to take any action or refrain from taking any action that is contrary to any applicable Contract, order or law binding on it or any Affiliate thereof.

7.10. Tax Returns. After the Closing Date, all Tax Returns with respect to the Company and its Subsidiaries that reflect items that are the subject of any of the representations set forth in Section 2.15(b) shall be prepared in accordance with past practice of the Company and its Subsidiaries unless otherwise required by law.

ARTICLE VIII.
TERMINATION

8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of GGAC, the Company and the Representative, on behalf of the Sellers, at any time;

(b) by GGAC, the Company or the Representative, on behalf of the Sellers, if the Purchase shall not have been consummated within 120 days of this Agreement for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Purchase to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

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(c) by GGAC, the Company or the Representative, on behalf of the Sellers, if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Purchase, which order, decree, ruling or other action is final and nonappealable;

(d) by the Representative, on behalf of the Sellers, upon a material breach of any representation, warranty, covenant or agreement on the part of GGAC set forth in this Agreement, or if any representation or warranty of GGAC shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that the Representative may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Representative to GGAC of such breach, provided GGAC exercises commercially reasonable best efforts to cure such breach (it being understood that the Representative may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by GGAC is cured during such thirty (30)-day period);

(e) by GGAC, upon a material breach of any representation, warranty, covenant or agreement on the part of the Sellers or the Company set forth in this Agreement, or if any representation or warranty of the Sellers or the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that GGAC may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from GGAC to the Sellers and the Company of such breach, provided the Representative or the Company, as applicable, exercise commercially reasonable best efforts to cure such breach (it being understood that GGAC may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Sellers or the Company is cured during such thirty (30)-day period);

(f) by either GGAC, the Company or the Representative, on behalf of the Sellers, if, at the Extraordinary General Meeting (including any adjournments thereof), the GGAC Shareholder Approval is not obtained, or the holders of more than 12,042,649 GGAC Ordinary Shares issued in GGAC’s initial public offering and outstanding as of the date of the record date of the Extraordinary General Meeting (or such greater or lesser number as may be derived from the GGAC SEC Reports filed after the date hereof) shall exercise their rights to convert the GGAC Ordinary Shares held by them into cash in accordance with GGAC’s Charter Documents; or

(g) by GGAC fifty (50) days (the “Notice Period”) after the date that the Company delivers the Offer (the “Notice Date”) to the shareholders of the Company (the “ROFR Shareholders”) who are party to the Shareholders’ Agreement; provided, however, that (x) a ROFR Shareholder has given written notice to the Company of his/her/its intent to enforce his/her/its rights of first refusal under the Shareholders’ Agreement within the twenty (20) day period following the Notice Date (as provided under the Shareholders’ Agreement) and (y) upon expiration of the Notice Period, such ROFR Shareholder has not withdrawn or otherwise indicated intent to withdraw his/her/its enforcement of his/her/its rights of first refusal.

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8.2. Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Purchase shall be abandoned, except for and subject to the following: (i) Sections 5.5, 5.9, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Purchase to occur on or before the date stated therein.

8.3. Fees and Expenses. Except as otherwise specifically provided in this Agreement, (i) the Sellers shall bear the expenses, costs and fees, including attorneys’, auditors’ and financing fees, if any (collectively, the “Transaction Expenses”) of the Company and the Sellers and (ii) GGAC shall bear the Transaction Expenses of GGAC in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby are effected. Notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 8.1(g), the Company shall pay to GGAC a breakup fee of $1,600,000 within thirty (30) days after GGAC has provided written notice to the other parties hereunder of its intent to terminate this Agreement pursuant to Section 8.1(g).

ARTICLE IX.
DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

Term	Section
AAA	10.12
Additional GGAC SEC Reports	5.3(c)
Additional Shares	Recitals
Affiliate	10.2(g)
Agreement	Preamble
APA	Recitals
Approvals	2.1(a)

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Audited Financial Statements	2.7(a)
Blue Sky Laws	1.6(c)
Cash Purchase Price	5.18
Charter Documents	2.1(a)
Closing	1.2(a)
Closing Date	1.2(a)
Closing Form 8-K	5.3(b)
Closing Press Release	5.3(b)
Companies Law	5.1(b)
Company	Preamble
Company Closing Certificate	6.3(a)
Company Common Shares	Recitals
Company Contracts	2.19(a)
Company Intellectual Property	2.18(a)(ii)
Company Registered Intellectual Property	2.18(a)(iv)
Company Schedule	Article II
Company Subscription Rights	Recitals
“Company’s knowledge” and “knowledge of the Company”	10.2(d)
Continental	1.4
Corporate Records	2.1(c)
Deductible	7.4(c)
Disclosure Schedules	5.10
Disqualification Event	1.6(c)(iii)
Employment Agreements	5.20
Environmental Law	2.16(b)
ERISA	2.11(c)
Escrow Agent	1.4
Escrow Agreement	1.4
Escrow Shares	1.4
Escrow Termination Date	1.4
Exchange Act	1.6(c)
Exchange Ratio	1.1(a)
Existing Shares	Recitals
Extraordinary General Meeting	5.1(a)
Final Prospectus	5.9
GGAC	Preamble
GGAC Closing Certificate	6.2(a)
GGAC Contracts	3.19(a)
GGAC Ordinary Shares	1.1(a)
GGAC Plan	5.1(a)
GGAC Preferred Shares	3.3(a)
GGAC Schedule	Article III
GGAC SEC Reports	3.7(a)
GGAC Shareholder Approval	5.1(a)
“GGAC’s knowledge” and “knowledge of GGAC”	10.2(e)
Governmental Action/Filing	2.21(c)

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Governmental Entity	1.6(c)
Hazardous Substance	2.16(c)
Indemnifying Parties	7.1(a)
Indemnified Parties	7.1(a)
Insider	2.19(a)
Insurance Policies	2.20
Intellectual Property	2.18(a)(i)
Legal Requirements	10.2(b)
Lien	10.2(f)
Lock-Up Agreement	1.7
Losses	7.1(b)
Material Adverse Effect	10.2(a)
Material Company Contracts	2.19(a)
Minimum Closing Amount	5.21
Nasdaq	3.23
Necessary Shares	5.21
Notice Date	8.1(g)
Notice of Claim	7.2(a)
Notice Period	8.1(g)
Offer	5.2
Options	Recitals
Optionholder	Preamble
Options Shares	Recitals
PCAOB	2.7(d)
Person	10.2(c)
Personal Property	2.14(c)
Plan	2.11(a)
Proxy Statement	5.1(a)
Purchase	1.1(a)
Purchase Consideration	1.1(a)
Registered Intellectual Property	2.18(a)(iii)
Registration Rights Agreement	5.7
Representative	1.5
Reviewable Document	5.4(a)
ROFR Shareholders	8.1(g)
Sellers	Preamble
SEC	1.6(c)(viii)
Securities Act	1.6(c)(i)
Shareholder	Preamble
Shareholders’ Agreement	5.24
Shares	Recitals
Signing Form 8-K	5.3(a)
Signing Press Release	5.3(a)
Subsidiaries	2.2(a)
Survival Period	7.4(a)
Surviving Corporation	Preamble

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Swiss GAAP	2.7(a)
Tax	2.15(a)
Tax Return	2.15(a)
Third Party Claim	7.2
Transaction Expenses	8.3
Trust Fund	3.25
WISeTrust	Preamble
Unregistered Authorized Share Capital Increase	Recitals
U.S. GAAP	3.7(b)
U.S. GAAP Financial Statements	5.25
US Rights	Recitals

ARTICLE X.
GENERAL PROVISIONS

10.1. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

if to GGAC to:	Garnero Group Acquisition Corp.

Av. Brig.Faria Lima

1485 - 19 Andar

Brasilinvest Plaza, CEP 01452-002

Sao Paulo, Brasil
Attention: Mario Garnero
Telephone: (55) 1130947970
Telecopy: (55) 1138167471
E-mail: MG@GARNEROGROUP.COM

with a copy to:	David Alan Miller, Esq.

Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone: 212-818-8880
Telecopy: 212-818-8881
Email: dmiller@graubard.com

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if to the Sellers, to the address set forth for each Seller on Schedule 1.1(c)

with a copy to:	Eric Hwang, Esq.

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036-2787

Telephone: 650-213-0388

Telecopy: 650-213-8158
E-mail: Eric.Hwang@whitecase.com

10.2. Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or regional political, economic or industry-wide conditions (except to the extent the party suffering such event is affected in a disproportionate manner relative to other companies in the industry in which such party conducts business), (iii) changes resulting from or arising out of the taking of any action required to be taken or prohibited from being taken pursuant to the terms and conditions of this Agreement or (iv) changes resulting from or arising out of changes in Legal Requirements;

(b) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or GGAC Contracts;

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(c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) the terms “Company’s knowledge” and “knowledge of the Company’” mean the actual knowledge or awareness of Carlos Moreira, Peter Ward, and Dourgam Kummer as to a specified fact or event;

(e) the terms “GGAC’s knowledge” and “knowledge of GGAC” mean the actual knowledge or awareness of Mario Garnero and Javier Martin Riva as to a specified fact or event;

(f) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest) other than (with respect to the Company) licenses of Company Intellectual Property in the ordinary course and consistent with past practice;

(g) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(h) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3. Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by email or facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

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10.4. Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between GGAC and WISeTrust SA dated August 5, 2014 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the law of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9. Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10. Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing Date by execution of an instrument in writing signed on behalf of each of the parties; provided that WISeTrust and the Company (i) may amend Schedule 1.1(c) as necessary to account for adjustments to the Purchase Consideration pursuant to Section 1.1(a)(i) and (ii) may amend Schedule 1.6(c)(iv) as necessary to reflect any Additional Shares issued to Shareholders or WISeTrust without prior consent. After the Closing Date, this Agreement may be amended only with the consent of the Representative.

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10.11. Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12. VENUE; CONSENT TO JURISDICTION AND SERVICE OF PROCESS. In connection with Section 5-1401 of the General Obligations Law of the State of New York, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction. The parties hereto agree that any action, proceeding or claim arising out of or relating in any way to this Agreement shall be resolved through final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel and that the arbitrator panel’s decision shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. The cost of such arbitrators and arbitration services, together with the prevailing party’s legal fees and expenses, shall be borne by the non-prevailing party or as otherwise directed by the arbitrators. Each of the Company and the Sellers hereby appoint, without power of revocation, White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036, Fax No.: (212) 354-8113, Attn: Colin Diamond, Esq., as their respective agent to accept and acknowledge on their behalf service of any and all process which may be served in any arbitration, action, proceeding or counterclaim in any way relating to or arising out of this Agreement. The Company and Sellers further agree to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the date of the Effective Date.

10.13. Currency. All references to currency amounts in this Agreement shall mean United States dollars.

[The Signature Page is the following page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

GARNERO GROUP ACQUISITION COMPANY

By:	/s/ Mario Garnero
Name: Mario Garnero
Title: Chairman

WISEKEY SA

By:	/s/ Carlos Moreira
Name: Carlos Moreira
Title: CEO

WISETRUST SA

By:	/s/ Dourgam Kummer
Name: Dourgam Kummer
Title: Director

SHARE PURCHASE AGREEMENT
S-1

SHAREHOLDER SIGNATURE PAGE TO THE SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

IN THE NAME AND ON BEHALF OF THE SHAREHOLDERS:

/s/ Peter Ward
Name: Peter Ward (based on individual powers of attorney)
Total Number of Shares Represented: 44,665,747

SHARE PURCHASE AGREEMENT
S-2

OPTIONHOLDER SIGNATURE PAGE TO THE SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

IN THE NAME AND ON BEHALF OF THE OPTIONHOLDERS:

/s/ Peter Ward
Name: Peter Ward (based on individual powers of attorney)
Total Number of Options Represented: 21,571,212

SHARE PURCHASE AGREEMENT

S-3